Exhibit 99.1

FOR IMMEDIATE RELEASE

United Insurance Holdings Corp. Appoints Jay K. Williams
as Vice President of Marketing

St. Petersburg, FL - July 05, 2012: United Insurance Holdings Corp. (OTC: UIHC) (United or the Company), a property and casualty insurance holding company, today announced that its Board of Directors has appointed industry veteran Jay K. Williams as its Vice President of Marketing. In this newly created position, Mr. Williams will be responsible for the Company's sales and marketing efforts. Mr. Williams will join United on Monday July 16, 2012.

Mr. Williams has over 30 years of executive experience in all aspects of the insurance industry, serving most recently as President of Bankers Underwriters, Inc., a subsidiary of Bankers Financial Corp., a Florida-based company, operating a diverse array of enterprises, ranging from insurance to property development. He has significant experience in running multi-million dollar organizations including marketing, budgeting income and expenses, relationship management, mergers and acquisitions, personnel management, and sales management.

Mr. John Forney, Chief Executive Officer of United, stated, “Jay's strength comes from his breadth of experience across the insurance industry. His background in operations, marketing, underwriting and education give him a unique, rounded perspective which will enable him to make immediate and significant contributions to the growth at United.”

Background on Mr. Williams, AAI, AIP, CIC, CRM, ACSR

Jay is a veteran of the insurance industry, starting his career in 1979. He served in various new business development and marketing roles for a number of Florida-based insurance agencies. He moved to the insurance education field in 2000, teaching the state of Florida's 200-hour pre-licensing class. In 2001, he became part of the education staff of the Florida Association of Insurance Agents.

From 2003 to 2009, he served as Managing Director for FAIA Member Services, Inc. (FMS) in Tallahassee, FL, where he was responsible for running the “for-profit” subsidiary of the Florida Association of Insurance Agents.

During his tenure at Bankers Financial Corp., Mr. Williams was responsible for creating and overseeing strategic business planning and budgeting, resulting in significant increases in written premiums and revenues for the company.

Mr. Williams has taught a variety of insurance seminars across the country as well as writing and updating the study manuals for both the FL Agent and Adjuster licensing exams. In addition to technical insurance seminars, Jay is also a highly respected authority on agency E&O loss control, formerly serving on the Independent Insurance Agents & Brokers of America's (IIABA) Loss Control Working Group for a number of years and the Professional Liability Committee that oversees the national Big I E&O program.

Mr. Williams, with a number of insurance-related licenses and accreditations, is an independent consultant, education specialist, and expert witness. He also serves on the faculty of IIABA's Virtual University “Ask An Expert” program and as an insurance expert for consumers on AllExperts.com.

About United Insurance Holdings Corp.

Founded in 1999, United Property and Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services property and casualty insurance in Florida, South Carolina, Massachusetts and Rhode Island. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Interim Chief Financial Officer		Vice President
(727) 895-7737 / jrohloff@upcic.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com